EXHIBIT 5.1

Michael K. Hair, P.C.
Attorney at Law
7407 E. Ironwood Court
Scottsdale, Arizona 85258
Telephone: (480) 443-9657
Facsimile:  (480) 443-1908

November 10, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

    Re:   El Capitan Precious Metals, Inc. - Form S-4 Registration Statement; File No. 333-170281

Ladies and Gentlemen:

We have acted as counsel to El Capitan Precious Metals, Inc., a Nevada corporation (the “Company”), in connection with its Registration Statement on Form S-4; File No. 333-170281 (the “Registration Statement”) filed under the Securities Act of 1933 relating to the registration of 148,065,000 shares of its Common Stock, $.001 par value (the “Shares”), issuable pursuant to the Company’s Agreement and Plan of Merger dated June 28, 2010 with Gold and Minerals Company, Inc. (the "Merger Agreement").

In that connection, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Articles of Incorporation and the Bylaws of the Company.

Based upon the foregoing, we are of the opinion that:

1.   The Company has been duly organized and is validly existing as a corporation under the laws of the State of Nevada.

2.   The Shares, when issued in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Michael K. Hair, P.C.

By:	/s/ Michael K. Hair
Michael K. Hair, President